Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Andrew Samuel 717.798.4230

BRUCE R. CARR JOINS SUNSHINE STATE BANK AS

EVP, CHIEF LENDING OFFICER

Company Release – October 23, 2014

PLANT CITY, FL – Andrew Samuel, president, chief executive officer, and director of Sunshine Bancorp, Inc. (NASDAQ: SBCP) and Sunshine State Bank, is pleased to announce the appointment of Bruce R. Carr as executive vice president, chief lending officer. In his role, Mr. Carr will be responsible for leading, managing, and directing the day-to-day operations and expansion of the credit team.

Prior to joining Sunshine State Bank, Mr. Carr was senior vice president and member of the management team at First Citrus Bank. He joined First Citrus Bank, after 23 years with Bank of Lancaster County (now PNC).

“Bruce brings nearly 31 years of lending and credit experience to our organization,” said Andrew Samuel. “His strong banking background and strategic planning skills will make him a great addition to the leadership team.”

Mr. Carr attended Millersville University where he graduated with a BA in Economics. He furthered his education with diplomas from Bucknell University’s Central Atlantic School of Banking and Commercial Lending. Active in community service, Mr. Carr has been on the board of The American Cancer Society where he served as the chairman of the Relay for Life for 4 years. He has also been involved with United Cerebral Palsy and the YMCA. Currently he resides in Tampa with his wife Cindy and family.

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About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine State Bank. First organized in 1954 under the name First Federal Savings and Loan Association of Plant City, in 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine State Bank was adopted. Operations are conducted from the main office in Plant City, Florida. The Company provides financial services to individuals, families and businesses primarily located in Hillsborough County and Pasco County, Florida. For further information, visit the Company website www.sunshinestatefederal.com. Member FDIC.